As filed with the Securities and Exchange Commission on January 11, 2019

 Registration No. 333-228366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENTINEL ENERGY SERVICES INC.

(Exact name of registrant as specified in its charter)

Delaware	6770	98-1370747
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S employer identification no.)

700 Louisiana Street, Suite 2700
Houston, Texas 77002
(281) 407-0686

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kent Jamison
General Counsel and Secretary
700 Louisiana Street, Suite 2700
Houston, Texas 77002
(281) 407-0686

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David M. Lange

Elliott M. Smith

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

(212) 294-6700

Approximate date of commencement of proposed sale to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐
Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

This registration statement shall hereinafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-228366, dated December 11, 2018 (the “Registration Statement”), is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”) by Sentinel Energy Services Inc., a Delaware corporation (“Sentinel Delaware”), as the successor to Sentinel Energy Services Inc., a Cayman Islands exempted company (“Sentinel Cayman”). On December 28, 2018, Sentinel Cayman changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware, as described further below (the “Domestication”) and continued to be named Sentinel Energy Services Inc. Sentinel Delaware expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to the “Company,” “Sentinel Energy Services Inc.,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Domestication, Sentinel Cayman and, as of any time after the Domestication, Sentinel Delaware. The information contained in this Amendment sets forth additional information to reflect the Domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our jurisdiction of incorporation or capital structure.

The Domestication was effected in the manner described in the section of the Registration Statement entitled “The Domestication Proposal.” In the Domestication, Sentinel Cayman effected a deregistration under Article 206 of the Cayman Islands Companies Law (2018 Revision) and, pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”), domesticated as a corporation organized in the State of Delaware. The business, assets and liabilities of the Company, as well as its principal place of business and fiscal year, were the same immediately after the Domestication as they were immediately prior to the Domestication. In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of Sentinel Cayman immediately prior to the Domestication.

As a result of the Domestication, each of Sentinel Cayman’s issued and outstanding Class A ordinary shares (the “Class A ordinary shares”) and Class B ordinary shares (the “Class B ordinary shares”) automatically converted by operation of law into one share of Class A common stock (“Class A common stock”) and Class B common stock (“Class B common stock”), of Sentinel Delaware, respectively. Similarly, each of Sentinel Cayman’s outstanding units and warrants automatically converted by operation of law, on a one-for-one basis, into units of Sentinel Delaware and warrants to acquire the corresponding number of shares of Class A common stock, respectively.

Furthermore, Sentinel Delaware’s units, Class A common stock and warrants continue to be listed for trading on The Nasdaq Capital Market under the symbols “STNLU,” “STNL” and “STNLW,” respectively. Upon effectiveness of the Domestication, Sentinel Delaware’s CUSIP numbers relating to its units, Class A common stock and warrants changed to 81728P 204, 81728P 105 and 81728P 113, respectively.

The rights of holders of Sentinel Delaware’s common stock are now governed by its Delaware certificate of incorporation, its Delaware by-laws and the DGCL, each of which is described in Sentinel Cayman’s final prospectus dated December 11, 2018 relating to the Domestication, which was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(3) on December 11, 2018 (the “Final Prospectus”). The Final Prospectus formed part of the Registration Statement.

The registration fees were paid at the time of filing of the Registration Statement. Because no additional securities are being registered, no further registration fee is required.

PART II

INFORMATION NOT REQUIRED IN DOCUMENT

Item 20.	Indemnification of Officers And Directors

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Sentinel Delaware’s certificate of incorporation provides that no director shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director (including with regard to any actions taken or omitted as a director of Sentinel Cayman and, whether taken or omitted prior to our domestication in the State of Delaware, in connection with our deregistration in the Cayman Islands or our domestication in the State of Delaware or otherwise) except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as is currently in effect or as the same may hereafter be amended. This provision in the certificate of incorporation does not eliminate our directors’ fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will be subject to liability for breach of the director’s duty of loyalty to Sentinel Delaware, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Sentinel Delaware’s bylaws also provide that we shall indemnify to the fullest extent permitted by Delaware law any and all of our directors and officers, or former directors and officers, or any person who serves or served at our request as a director or officer (or as a trustee of an employee benefit plan or in any other capacity approved for this purpose by the board of directors or any committee thereof) of Sentinel Energy Services Inc. For purposes of the indemnification described in this paragraph, references to Sentinel Energy Services Inc. shall include Sentinel Cayman and Sentinel Delaware any constituent corporation (including any constituent of a constituent) absorbed by Sentinel Energy Services Inc. in a consolidation or merger. Sentinel Energy Services Inc. will remain obligated on any indemnification obligations of Sentinel Energy Services Inc. arising prior to its domestication in the State of Delaware.

Item 21.	Exhibits And Financial Statement Schedules

Exhibit No.	Description of Document
3.1	Certificate of Incorporation of Sentinel Energy Services Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K12B, filed on December 28, 2018 (File. No. 000-38271)).

3.2	Bylaws of Sentinel Energy Services Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K12B, filed on December 28, 2018 (File. No. 000-38271)).

4.1	Form of Unit Certificate of Sentinel Energy Services Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K12B, filed on December 28, 2018 (File. No. 000-38271)).

4.2	Form of Stock Certificate of Sentinel Energy Services Inc. (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K12B, filed on December 28, 2018 (File. No. 000-38271)).

4.3	Form of Warrant Certificate of Sentinel Energy Services Inc. (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K12B, filed on December 28, 2018 (File. No. 000-38271)).

5.1	Opinion of Winston & Strawn LLP.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Sentinel Energy Services Inc.

23.2	Consent of Winston & Strawn LLP. (included in Exhibit 5.1).

24.1*	Powers of Attorney.

*	Previously filed.

Item 22.	Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.	The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

6.	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 11th day of January, 2019.

SENTINEL ENERGY SERVICES INC.

By:	/s/ Krishna Shivram
Name:	Krishna Shivram
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Krishna Shivram	Chief Executive Officer and Director	January 11, 2019
Krishna Shivram	(principal executive officer)

*	Chief Financial Officer and Chief Accounting Officer and Director	January 11, 2019
Gerald Cimador	(principal financial and accounting officer)

*	Chairman of the Board of Directors	January 11, 2019
Andrew Gould

*	Director	January 11, 2019
Charles S. Leykum

*	Director	January 11, 2019
Jon A. Marshall

*	Director	January 11, 2019
Marc Zenner

	Director	January 11, 2019
Ron Steger

	Director	January 11, 2019
Craig Levering

*/s/ Krishna Shivram

Krishna Shivram

Attorney-in-Fact

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